Exhibit 99.1
T-3 Energy Services, Inc. Enters Into A Know-How License and
Technical Services Agreement With Aswan International Engineering
Company LLC Located in Dubai, UAE
HOUSTON, TEXAS, (PRIMEZONE WIRE) – March 5, 2008. T-3 Energy Services, Inc. (“T-3 Energy”) (NASDAQ:TTES – News) announced today that effective March 3, 2008 it has entered into a Know-How License and Technical Services Agreement with Aswan International Engineering Company LLC, (“Aswan”) who is a member of the Al Shirawi Group of Companies. Aswan is located in Dubai and provides various services including manufacturing, repair and remanufacturing of oilfield products used by its customers operating in the Arabian Gulf and Middle East. Under the terms of the agreement, Aswan will obtain from T-3 Energy technical know-how in order to repair, manufacture and remanufacture T-3 Energy’s licensed products in the United Arab Emirates (“UAE”). In addition, the agreement provides Aswan the ability to re-supply T-3 Energy’s licensed products to the combined customer base located throughout the Middle East, including but not limited to Dubai, UAE, Oman, Qatar, Bahrain and Kuwait. The licensed products include substantially all of T-3 Energy’s products. The initial term of the agreement is for five years.
This agreement helps solidify T-3 Energy’s physical presence in the Middle East and creates a means to provide the same responsive quality and value already provided in other regions in the world, that T-3 Energy has not been able to directly provide in this region.
Gus D. Halas, T-3 Energy’s Chairman, President and Chief Executive Officer commented “The execution of this agreement followed up with the objective to negotiate and successfully execute a joint venture agreement is another significant milestone for T-3’s strategic plan to expand our market share internationally. We have diligently been searching for a first class company operating in the Middle East to manufacture and provide aftermarket service of our products. With Aswan’s impressive API operating facility located in Dubai, T-3 Energy will be able to provide companies operating in the Middle East a readily available source of T-3’s OEM products along with a rapid response to their aftermarket service needs. Our physical presence and the availability of our products and services in the Middle East should provide further confidence to our customers that we are there to better serve and meet their needs.”
T-3 Energy Services, Inc. provides a broad range of oilfield products and services primarily to customers in the drilling and completion of new oil and gas wells, the workover of existing wells and the production and transportation of oil and gas.
Certain comments contained in this news release concerning the anticipated financial results of the Company constitute “forward-looking statements” within the meaning of Section 21E of the Securities Exchange Act of 1934, as amended. Whenever possible, the Company has identified these “forward-looking” statements by words such as “believe”,

“encouraged”, “expect”, “expected” and similar phrases. The forward-looking statements are based upon management’s expectations and beliefs and, although these statements are based upon reasonable assumptions, actual results might differ materially from expected results due to a variety of factors including, but not limited to, overall demand for and pricing of the Company’s products, changes in the level of oil and natural gas exploration and development, and variations in global business and economic conditions. The Company assumes no obligation to update publicly any forward-looking statements whether as a result of new information, future events or otherwise. For a discussion of additional risks and uncertainties that could impact the Company’s results, review the T-3 Energy Services, Inc. Annual Report on Form 10-K for the year ended December 31, 2006 and other filings of the Company with the Securities and Exchange Commission.

Contact:	Michael T. Mino
Vice President and Chief Financial Officer
713-996-4110
mmino@t3es.com